Exhibit (j)

CUSTODY AGREEMENT

dated as of November 30, 2021

by and between

HPS CORPORATE LENDING FUND

(“Company”)

and

U.S. BANK NATIONAL ASSOCIATION

(“Custodian” and “Document Custodian”)

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1

2.	APPOINTMENT OF CUSTODIAN	8

3.	DUTIES OF CUSTODIAN	8

4.	REPORTING	19

5.	DEPOSIT IN U.S. SECURITIES SYSTEMS	20

6.	RESERVED	20

7.	CERTAIN GENERAL TERMS	20

8.	COMPENSATION OF CUSTODIAN	23

9.	RESPONSIBILITY OF CUSTODIAN	24

10.	SECURITY CODES	28

11.	TAX LAW	28

12.	EFFECTIVE PERIOD AND TERMINATION	30

13.	REPRESENTATIONS AND WARRANTIES	31

14.	PARTIES IN INTEREST; NO THIRD PARTY BENEFIT	32

15.	NOTICES	33

16.	CHOICE OF LAW AND JURISDICTION	33

17.	ENTIRE AGREEMENT; COUNTERPARTS	34

18.	AMENDMENT; WAIVER	34

19.	SUCCESSOR AND ASSIGNS	35

20.	SEVERABILITY	35

21.	REQUEST FOR INSTRUCTIONS	35

22.	OTHER BUSINESS	35

23.	REPRODUCTION OF DOCUMENTS	36

24.	MISCELLANEOUS	36

SCHEDULES

SCHEDULE A – Initial Authorized Persons

i

THIS CUSTODY AGREEMENT (this “Agreement”) is dated as of November 30, 2021 and is by and between HPS CORPORATE LENDING FUND (and any successor or permitted assign, the “Company”), a statutory trust organized under the laws of the State of Delaware, and U.S. BANK NATIONAL ASSOCIATION (or any successor or permitted assign acting as custodian hereunder, the “Custodian”), a national banking association.

RECITALS

WHEREAS, the Company is closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which has elected to be regulated as a business development company;

WHEREAS, the Company desires to retain U.S. Bank National Association to act as custodian and as document custodian for the Company and each Subsidiary hereafter identified to the Custodian and the Document Custodian;

WHEREAS, the Company desires that the Company’s Securities (as defined below) and cash be held and administered by the Custodian pursuant to this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

1.1              Defined Terms. In addition to terms expressly defined elsewhere herein, the following words shall have the following meanings as used in this Agreement:

“Account” or “Accounts” means the Cash Account, the Securities Account, any Subsidiary Cash Account and any Subsidiary Securities Account, collectively.

“Agreement” means this Custody Agreement (as the same may be amended from time to time in accordance with the terms hereof).

“Authorized Person” has the meaning set forth in Section 7.4(a).

“Business Day” means any day that is not Saturday or Sunday and is not a legal holiday or a day in which banking institutions generally are authorized or obligated by law or regulation to remain closed in New York, New York, or the city in which the Custodian or Document Custodian (pursuant to Section 15 hereunder) or any Sub-Custodian is located.

“Cash Account” means any or all of the accounts to be established at the Custodian to which the Custodian shall deposit or credit and hold any cash Proceeds received by it from time to time from or with respect to the Securities or the sale of the Securities of the Company, as applicable, which accounts shall be designated the “HPS Corporate Lending Fund Cash Interest Proceeds Account” and the “HPS Corporate Lending Fund Cash Principal Proceeds Account.”

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Confidential Information” means any databases, computer programs, screen formats, screen designs, report formats, interactive design techniques, and other similar or related information that may be furnished to the Company by the Custodian from time to time pursuant to this Agreement.

“Custodian” has the meaning set forth in the first paragraph of this Agreement.

“Document Custodian” means the Custodian when acting in the role of a document custodian hereunder.

“Eligible Foreign Custodian” has the meaning set forth in Rule 17f-5(a)(1), including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Investment” means any investment that at the time of its acquisition is one or more of the following:

(a)       United States government and agency obligations;

(b)       commercial paper having a rating assigned to such commercial paper by Standard & Poor’s Rating Services or Moody’s Investor Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to one of the two highest ratings assigned by such organization, it being understood that as of the date hereof such ratings by Standard & Poor’s Rating Services are “A1+” and “A1” and such ratings by Moody’s Investor Service, Inc. are “P1” and “P2”;

(c)       interest bearing deposits in United States dollars in United States banks with an unrestricted surplus of at least U.S. $250,000,000, maturing within one year; and

(d)       money market funds (including funds of the bank serving as Custodian or its affiliates) or United States government securities funds designed to maintain a fixed share price and high liquidity.

“Eligible Securities Depository” has the meaning set forth in Section (b)(1) of Rule 17f-7 under the 1940 Act.

“ERISA” has the meaning set forth in Section 13.1(c).

“Federal Reserve Bank Book-Entry System” means a depository and securities transfer system operated by the Federal Reserve Bank of the United States on which are eligible to be held all United States Government direct obligation bills, notes and bonds.

“Financing Documents” has the meaning set forth in Section 3.3(b)(ii).

“Investment Manager” means HPS Investment Partners, LLC or any investment manager identified to the Custodian or the Document Custodian by the Company in writing.

“Loan” means any U.S. dollar denominated commercial loan, or participation therein, made by a bank or other financial institution that by its terms provides for payments of principal and/or interest, including discount obligations and payment-in-kind obligations, acquired by any Company from time to time.

“Loan Assignment Agreement” has the meaning set forth in Section 3.3(b)(ii).

“Loan Checklist” means a list delivered by the Company (or the Investment Manager on its behalf) to the Document Custodian in connection with delivery of a Loan to the Document Custodian that identifies the items contained in the related Loan File.

“Loan File” means, with respect to each Loan delivered to the Document Custodian, each of the Required Loan Documents identified on the related Loan Checklist.

“Noteless Loan” means a Loan with respect to which (i) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Loan and (ii) no Underlying Notes are outstanding with respect to the portion of the Loan transferred to the Company.

“Participation” means an interest in a Loan that is acquired indirectly by way of a participation from a selling institution.

“Participation Agreement” has the meaning set forth in Section 3.3(b)(ii).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof) unincorporated organization, or any government or agency or political subdivision thereof.

“Plan-assets Vehicle” has the meaning set forth in Section 13.1(c).

“Proceeds” means, collectively, (i) the net cash proceeds to the Company of any offering by the Company of any class of securities issued by the Company, (ii) all cash distributions, earnings, dividends, fees and other cash payments paid on the Securities (or, as applicable, Subsidiary Securities) by or on behalf of the issuer or obligor thereof, or applicable paying agent or administrative agent, (iii) the net cash proceeds of the sale or other disposition of the Securities (or, as applicable, Subsidiary Securities) pursuant to the terms of this Agreement (and any Reinvestment Earnings from investment of the foregoing) and (iv) the net cash proceeds to the Company of any borrowing or other financing by the Company.

“Proper Instructions” means instructions (including Trade Confirmations) received by the Custodian in form acceptable to it, from the Company, the Investment Manager or any Person duly authorized by the Company or the Investment Manager in any of the following forms acceptable to the Custodian:

(a)       in writing signed by an Authorized Person (and delivered by hand, by mail, by electronic mail, by overnight courier or by facsimile);

(b)       by electronic mail (or other electronic transmission) from an Authorized Person;

(c)       in a communication utilizing access codes effected between electro mechanical or electronic devices; or

(d)       such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions, including oral instructions and any SWIFT Transmissions (as defined herein).

“Request for Release” means a request for release of any Loan File, which request shall be either (i) delivered to the Document Custodian substantially in the form of Exhibit A hereto or (ii) as otherwise agreed to between the Document Custodian and the Company.

“Required Loan Documents” means, for each Loan, the relevant Underlying Loan Documents that the Company delivers to the Custodian from time to time, which shall include a Loan Checklist identifying for such Loan the Required Loan Documents to be delivered and may also include:

(a)       other than in the case of a Participation, an executed copy of the Assignment for such Loan, as identified on the Loan Checklist;

(b)       with the exception of Noteless Loans and Participations, the original executed Underlying Note endorsed by the issuer or the prior holder of record in blank or to the Company, as identified on the Loan Checklist;

(c)       an executed copy of the Underlying Loan Agreement (which may be included in the Underlying Note if so indicated in the Loan Checklist), together with a copy of all amendments and modifications thereto, as identified on the Loan Checklist;

(d)       a copy of each related security agreement (if any) signed by the applicable Obligor(s), as identified on the Loan Checklist; and

(f)        a copy of each related guarantee (if any) then executed in connection with such Loan, as identified on the Loan Checklist.

“Reinvestment Earnings” has the meaning set forth in Section 3.6(b).

“Securities” means, collectively, (i) the investments, including Loans, acquired by the Company and delivered to the Custodian by the Company from time to time during the term of, and pursuant to the terms of, this Agreement and (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i). For avoidance of confusion, the term “securities” includes stocks, shares, bonds, debentures, notes, mortgages or other obligations and any certificates, receipts, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein, or in any property or assets.

“Securities Account” means the segregated account to be established at the Custodian to which the Custodian shall deposit or credit and hold the Securities (other than Loans) received by it pursuant to this Agreement, which account shall be designated the “HPS Corporate Lending Fund Securities Custody Account”.

“Securities Depository” means The Depository Trust Company and any other clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”), which acts as a system for the central handling of Securities where all Securities of any particular class or series of an issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the Securities.

“Securities System” means the Federal Reserve Book-Entry System, a clearing agency which acts as a Securities Depository, or another book entry system for the central handling of securities (including an Eligible Securities Depository).

“Street Delivery Custom” means a custom of the United States securities market to deliver securities which are being sold to the buying broker for examination to determine that the securities are in proper form.

“Street Name” means the form of registration in which the securities are held by a broker who is delivering the securities to another broker for the purposes of sale, it being an accepted custom in the United States securities industry that a security in Street Name is in proper form for delivery to a buyer and that a security may be re-registered by a buyer in the ordinary course.

“Sub-Custodian” shall mean and include (i) any branch of a “U.S. bank,” as that term is defined in Rule 17f-5 under the 1940 Act, and (ii) any “Eligible Foreign Custodian”, as that term is defined in Rule 17f-5 under the 1940 Act, having a contract with the Custodian which the Custodian has determined will provide reasonable care of assets of the Company based on the standards specified in Section 3.03 below. Such contract shall be in writing and shall include provisions that provide: (i) for indemnification or insurance arrangements (or any combination of the foregoing) such that the Company will be adequately protected against the risk of loss of assets held in accordance with such contract; (ii) that the Foreign Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub-Custodian or its creditors except a claim of payment for their safe custody or administration, in the case of cash deposits, liens or rights in favor of creditors of the Sub-Custodian arising under bankruptcy, insolvency, or similar laws; (iii) that beneficial ownership for the Foreign Securities will be freely transferable without the payment of money or value other than for safe custody or administration; (iv) that adequate records will be maintained identifying the assets as belonging to the Company or as being held by a third party for the benefit of the Company; (v) that the Company’s independent public accountants will be given access to those records or confirmation of the contents of those records; and (vi) that the Company will receive periodic reports with respect to the safekeeping of the Company’s assets, including, but not limited to, notification of any transfer to or from the Company’s account or a third party account containing assets held for the benefit of the Company. Such contract may contain, in lieu of any or all of the provisions specified in (i)-(vi) above, such other provisions that the Custodian determines will provide, in their entirety, the same or a greater level of care and protection for Company assets as the specified provisions.

“Subsidiary” means any wholly owned subsidiary of any Company identified to the Custodian by the Company.

“Subsidiary Cash Account” shall have the meaning set forth in Section 3.13(b).

“Subsidiary Securities” means, collectively, (i) the investments, including Loans, acquired by a Subsidiary and delivered to the Custodian from time to time during the term of, and pursuant to the terms of, this Agreement and (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i).

“Subsidiary Securities Account” shall have the meaning set forth in Section 3.13(a).

“Trade Confirmation” means a trade ticket or confirmation to the Custodian from the Company of the Company’s acquisition of a Loan, and setting forth applicable information with respect to such Loan, in such form as may be acceptable to the Custodian.

“Underlying Loan Agreement” means, with respect to any Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Loan is made.

“Underlying Loan Documents” means, with respect to any Loan, the related Underlying Loan Agreement together with any agreements and instruments (including any Underlying Note) executed or delivered in connection therewith.

“Underlying Note” means the one or more promissory notes executed by an obligor evidencing a Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

1.2         Construction. In this Agreement unless the contrary intention appears:

(a)	any reference to this Agreement or another agreement or instrument refers to such agreement or instrument as the same may be amended, modified or otherwise rewritten from time to time;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)	any term defined in the singular form may be used in, and shall include, the plural with the same meaning, and vice versa;

(d)	a reference to a Person includes a reference to the Person’s executors, custodians, successors and permitted assigns;

(e)	an agreement, representation or warranty in favor of two or more Persons is for the benefit of them jointly and severally;

(f)	an agreement, representation or warranty on the part of two or more Persons binds them jointly and severally;

(g)	a reference to the term “including” means “including, without limitation,”;

(h)	a reference to any accounting term is to be interpreted in accordance with generally accepted principles and practices in the United States, consistently applied, unless otherwise instructed by the Company; and

(i)	any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Custodian), except to the extent the Custodian requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

1.3         Headings. Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	APPOINTMENT OF CUSTODIAN

2.1         Appointment and Acceptance. (a) The Company hereby appoints the Custodian as custodian of all Securities and Proceeds owned by the Company and the Subsidiaries (as applicable) and at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it subject to and in accordance with the provisions hereof. Any Account may contain any number of sub-accounts for the convenience of the Custodian or as required by the Company for convenience in administering such accounts.

(b)         The Company hereby appoints the Document Custodian as custodian to hold the Loan Files and Required Loan Documents owned by the Company and the Subsidiaries (as applicable) and delivered to the Document Custodian from time to time during the period of this Agreement on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Document Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it and subject to and in accordance with the provisions hereof.

2.2         Instructions. The Company agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian, as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

2.3         Company Responsible For Directions. The Company is solely responsible for directing the Custodian with respect to deposits to, withdrawals from and transfers to or from the Accounts. Without limiting the generality of the foregoing, the Custodian has no responsibility for the Company’s compliance with the 1940 Act, any restrictions, covenants, limitations or obligations to which the Company may be subject or for which it may have obligations to third-parties in respect of the Accounts, and the Custodian shall have no liability for the application of any funds made at the direction of the Company. The Company shall be solely responsible for properly instructing all applicable payors to make all appropriate payments to the Custodian for deposit to the Accounts, and for properly instructing the Custodian with respect to the allocation or application of all such deposits.

3.	DUTIES OF CUSTODIAN

3.1         Segregation. All Securities and non-cash property held by the Custodian, as applicable, for the account of the Company (other than Securities maintained in a Securities Depository or Securities System) shall be physically segregated from other Securities and non-cash property in the possession of the Custodian and shall be identified as subject to this Agreement.

3.2         Securities Custody Account. The Custodian shall open and maintain in its trust department a segregated account in the name of the Company, subject only to order of the Custodian, in which the Custodian shall enter and carry, subject to Section 3.3(b), all Securities (other than Loans), cash and other assets of the Company which are delivered to it in accordance with this Agreement. For avoidance of doubt, the Custodian shall not be required to credit or deposit Loans in the Securities Account but shall instead maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of such Loans, containing such information as the Company and the Custodian may reasonably agree; provided that, with respect to such Loans, all Required Loan Documents shall be held in safekeeping by the Document Custodian, individually segregated from the securities and investments of any other person and marked so as to clearly identify them as the property of the Company and as set forth in this Agreement.

The Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Securities and investments except pursuant to the direction of the Company (or the Investment Manager on its behalf) under the terms of this Agreement.

3.3         Delivery of Securities to Custodian.

(a)	The Company shall deliver, or cause to be delivered, to the Custodian all of such Company’s Securities, cash and other investment assets, including (a) all payments of income, payments of principal and capital distributions received by the Company with respect to such Securities, cash or other assets owned by the Company at any time during the period of this Agreement and (b) all Proceeds. With respect to Loans, Required Loan Documents and other Underlying Loan Documents shall be delivered to the Document Custodian at the address identified in Section 15(c) hereof. With respect to assets other than Loans, such assets shall be delivered to the Custodian in its role as, and (where relevant) at the address identified for, the Custodian. Except to the extent otherwise expressly provided herein, delivery of Securities to the Custodian shall be in Street Name or other good delivery form. The Custodian shall not be responsible for such Securities, cash or other assets until actually delivered to, and received by it.

(b)	(i) In connection with its acquisition of a Loan or other delivery of a Security constituting a Loan, the Company shall deliver or cause to be delivered to the Custodian (in its roles as, and at the address identified for, the Custodian and Document Custodian) a properly completed Trade Confirmation containing such information in respect of such Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Loan on which the Custodian may conclusively rely without further inquiry or investigation, in such form and format as the Custodian reasonably may require, and shall deliver to the Document Custodian (in its role as, and at the address identified for, the Document Custodian) the Required Loan Documents for all Loans, including the Loan Checklist.

(ii)       Notwithstanding any term hereof or elsewhere to the contrary, (a) it is hereby expressly acknowledged that (i) interests in Loans may be acquired by the Company from time to time which are not evidenced by, or accompanied by delivery of, a Security or an instrument, as that term is defined in Section 9-102(a)(4a) of the UCC, and may be evidenced solely by delivery to the Custodian of a facsimile or electronic copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Company as assignee or, in respect of any Loan acquired by participation interest, a participation agreement (a “Participation Agreement”) in favor of the Company as participant, (ii) any such Loan Assignment Agreement or Participation Agreement (and the registration of the related Loan on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Company (or its nominee), and (iii) any duty on the part of the Custodian with respect to such Loan shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any Required Loan Documents, that may be delivered to and held by the Document Custodian, and (b) nothing herein shall require the Custodian to credit to the Securities Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any such Loan or other asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to “maintain” a sufficient quantity thereof. The Custodian is not under a duty to examine any such Financing Documents, or any underlying credit agreements or loan documents for such Loan to determine the validity, sufficiency, marketability or enforceability of any Loan Assignment Agreement, Participation Agreement or other Financing Document (and shall have no responsibility for the genuineness or completeness thereof), or for the Company’s title to any related Loan. The Custodian may assume the genuineness of each such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original Security or instrument is or shall be or become available with respect to any such Loan, it shall be the sole responsibility of the Company to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Loan or to compel or cause delivery thereof to the Custodian.

(iii)       The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Company to make or cause delivery thereof to the Custodian or the Document Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Loan or to compel or cause delivery thereof to the Custodian or the Document Custodian.

(iv)       Contemporaneously with the acquisition of any Loan, the Company shall (i) cause any appropriate Financing Documents evidencing such Loan to be delivered to the Custodian; (ii) if requested by the Custodian, provide to the Custodian an amortization schedule of principal payments and a schedule of the interest payable date(s) identifying the amount and due dates of all scheduled principal and interest payments for such Loan and (iii) provide a properly completed Trade Confirmation containing such information in respect of such Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Loan on which the Custodian may conclusively rely without further inquiry or investigation, in such form and format as the Custodian reasonably may require; (iv) take all actions necessary for the Company to acquire good title to such Loan; and (v) take all actions as may be necessary (including appropriate payment notices and instructions to bank agents or other applicable paying agents or administrative agents) to cause (A) all payments in respect of the Loan to be made to the Custodian and (B) all notices, solicitations and other communications in respect of such Loan to be directed to the Company with a copy to the Custodian. The Custodian shall have no liability for any delay or failure on the part of the Company to provide necessary information to the Custodian, or for any inaccuracy therein or incompleteness thereof, or for any delay or failure on the part of the Company to give such effective payment instruction to bank agents and other paying agents or administrative agents, in respect of the Loans. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, obligor, participating bank, nationally recognized pricing service or vendor, reputable financial information reporting source or similar party with respect to the related Loan, and shall be entitled to update its records (as it may deem necessary or appropriate), or from the Company, on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

3.4         Release of Securities.

(a)	The Custodian or Document Custodian shall release and if applicable, ship for delivery, or direct its agents or Sub-Custodian to release and if applicable, ship for delivery, as the case may be, Securities or Required Loan Documents of the Company held by the Custodian, its agents or its Sub-Custodian from time to time upon receipt of Proper Instructions (which shall, among other things, specify the Securities or Required Loan Documents to be released, with such delivery and other information as may be necessary to enable the Custodian to perform). Such release may be standing instructions (in form acceptable to the Custodian) in the following cases:

(i)	upon sale of such Securities by or on behalf of the Company and, such sale may, unless and except to the extent otherwise directed by Proper Instructions, be carried out by the Custodian:

(A)	in accordance with the customary or established practices and procedures in the jurisdiction or market where the transactions occur, including delivery to the purchaser thereof or to a dealer therefor (or an agent of such purchaser or dealer) against expectation of receiving later payment; or

(B)	in the case of a sale effected through a Securities System, in accordance with the rules governing the operations of the Securities System;

(ii)	upon the receipt of payment in connection with any repurchase agreement related to such Securities;

(iii)	to a depositary agent in connection with tender or other similar offers for such Securities;

(iv)	to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable (unless otherwise directed by Proper Instructions, the cash or other consideration is to be delivered to the Custodian, its agents or its Sub-Custodian);

(v)	to an issuer thereof, or its agent, for transfer into the name of the Custodian or of any nominee of the Custodian or into the name of any of its agents or Sub-Custodian or their nominees or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)	to brokers clearing banks or other clearing agents for examination in accordance with the Street Delivery Custom;

(vii)	for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the Securities of the issuer of such Securities, or pursuant to any deposit agreement (unless otherwise directed by Proper Instructions, the new securities and cash, if any, are to be delivered to the Custodian, its agents or its Sub-Custodian);

(viii)	in the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities (unless otherwise directed by Proper Instructions, the new securities and cash, if any, are to be delivered to the Custodian, its agents or its Sub-Custodian); and/or

(ix)	for any other purpose, but only upon receipt of Proper Instructions.

3.5         Registration of Securities. Securities held by the Custodian, its agents or its Sub-Custodian (other than bearer securities, securities held in a Securities System or Securities that are Noteless Loans or Participations) shall be registered in the name of the Company or its nominee; or, at the option of the Custodian, in the name of the Custodian or in the name of any nominee of the Custodian, or in the name of its agents or its Sub-Custodian or their nominees; or if directed by the Company by Proper Instruction, may be maintained in Street Name. The Custodian, its agents and its Sub-Custodian shall not be obligated to accept Securities on behalf of the Company under the terms of this Agreement unless such Securities (other than Loans) are in Street Name or other good deliverable form.

3.6	Bank Accounts and Management of Cash.

(a)	Proceeds and other cash received by the Custodian from time to time shall be deposited into or credited to the respective Cash Account as designated by the Company. All amounts deposited into or credited to the designated Cash Account shall be subject to clearance and receipt of final payment by the Custodian.

(b)	Amounts held in each respective Cash Account from time to time may be invested in Eligible Investments pursuant to specific written Proper Instructions (which may be standing instructions) received by the Custodian from an Authorized Person acting on behalf of the Company. Such investments shall be subject to availability and the Custodian’s then applicable transaction charges (which shall be at the Company’s expense). The Custodian shall have no liability for any loss incurred on any such investment. Absent receipt of such written instruction from the Company, the Custodian shall have no obligation to invest (or otherwise pay interest on) amounts on deposit in each respective Cash Account. In no instance will the Custodian have any obligation to provide investment advice to the Company. Any earnings from such investment of amounts held in the Cash Accounts from time to time (collectively, “Reinvestment Earnings”) shall be redeposited in the respective Cash Account (and may be reinvested at the written direction of the Company). The Custodian shall have no liability for any losses on any investments made as described herein.

(c)	In the event that the Company shall at any time request a withdrawal of amounts from any of the Cash Accounts, the Custodian shall be entitled to liquidate, and shall have no liability for any loss incurred as a result of the liquidation of, any investment of the funds credited to such account as needed to provide necessary liquidity. Investment instructions may be in the form of standing instructions (in the form of Proper Instructions acceptable to Custodian).

(d)	The Company acknowledges that cash deposited or invested with any bank (including the bank acting as Custodian) may make a margin or generate banking income for which such bank shall not be required to account to the Company.

(e)	The Custodian shall be authorized to open such additional accounts as may be necessary or convenient for administration of its duties hereunder.

3.7	Foreign Exchange.

(a)	Upon the receipt of Proper Instructions, the Custodian, its agents or its Sub-Custodian may (but shall not be obligated to) enter into all types of contracts for foreign exchange on behalf of the Company, upon terms acceptable to the Custodian and the Company (in each case at the relevant Company’s expense), including transactions entered into with the Custodian, its Sub-Custodian or any affiliates of the Custodian or the Sub-Custodian. The Custodian shall have no liability for any losses incurred in or resulting from the rates obtained in such foreign exchange transactions; and absent specific and acceptable Proper Instructions, the Custodian shall not be deemed to have any duty to carry out any foreign exchange on behalf of the Company. The Custodian shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions.

(b)	The Company acknowledges that the Custodian, any Sub-Custodian or any affiliates of the Custodian or any Sub-Custodian, involved in any such foreign exchange transactions may make a margin or generate banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to the Company.

3.8              Collection of Income. Subject to Section 7.8 hereof, the Custodian, its agents or its Sub-Custodian shall use reasonable efforts to collect on a timely basis all income and other payments with respect to the Securities held hereunder to which the Company shall be entitled, to the extent consistent with usual custom in the securities custodian business in the United States. Such efforts shall include collection of interest income, dividends and other payments with respect to registered domestic securities if on the record date with respect to the date of payment by the issuer the Security is registered in the name of the Custodian or its nominee (or in the name of its agent or Sub-Custodian, or their nominee); and interest income, dividends and other payments with respect to bearer domestic securities if, on the date of payment by the issuer such securities are held by the Custodian or its Sub-Custodian or agent; provided, however, that in the case of Securities held in Street Name, the Custodian shall use commercially reasonable efforts only to timely collect income. In no event shall the Custodian’s agreement herein to collect income be construed to obligate the Custodian to commence, undertake or prosecute any legal proceedings.

3.9         Payment of Moneys.

(a)	Upon receipt of Proper Instructions, which may be standing instructions, the Custodian shall pay out from the respective Cash Account designated by the Company (or remit to its agents or its Sub-Custodian, and direct them to pay out) moneys of the Company on deposit therein in the following cases:

(i)	upon the purchase of Securities for the Company pursuant to such Proper Instructions; and such purchase may, unless and except to the extent otherwise directed by Proper Instructions, be carried out by the Custodian:

(A)	in accordance with the customary or established practices and procedures in the jurisdiction or market where the transactions occur, including delivering money to the seller thereof or to a dealer therefor (or any agent for such seller or dealer) against expectation of receiving later delivery of such securities; or

(B)	in the case of a purchase effected through a Securities System, in accordance with the rules governing the operation of such Securities System;

(ii)	for the purchase or sale of foreign exchange or foreign exchange agreements for the account of the Company, including transactions executed with or through the Custodian, its agents or its Sub-Custodian, as contemplated by Section 3.8 above;

(iii)	for the payment of monthly or special distributions, inclusive of accompanying shareholder servicing and / or distribution fees;

(iv)	for the repurchase of shares pursuant to tender offers; and

(v)	for any other purpose directed by the Company, but only upon receipt of Proper Instructions specifying the amount of such payment, and naming the Person or Persons to whom such payment is to be made.

(b)	At any time or times, the Custodian shall be entitled to pay (i) itself and the Document Custodian from any of the Cash Accounts, whether or not in receipt of express direction or instruction from the Company, any amounts due and payable to it pursuant to Section 8 hereof, and (ii) as otherwise permitted by Section 7.5, Section 9.4 or Section 12.5 below, provided, however, that in each case all such payments shall be accounted for to the Company.

3.10       Proxies. The Custodian will, with respect to the Securities held hereunder, use reasonable efforts to cause to be promptly executed by the registered holder of such Securities proxies received by the Custodian from its agents or its Sub-Custodian or from issuers of the Securities being held for the Company, without indication of the manner in which such proxies are to be voted, and upon receipt of Proper Instructions shall promptly deliver to the applicable issuer such proxies, proxy soliciting materials and notices relating to such Securities. In the absence of such Proper Instructions, or in the event that such Proper Instructions are not received in a timely fashion, the Custodian shall be under no duty to act with regard to such proxies.

3.11       Communications Relating to Securities. The Custodian shall transmit promptly to the Company all written information (including proxies, proxy soliciting materials, notices (including class action notices), pendency of calls and maturities of Securities and expirations of rights in connection therewith) received by the Custodian, from its agents or its Sub-Custodian or from issuers of the Securities being held for the Company. The Custodian shall have no obligation or duty to exercise any right or power, or otherwise to preserve rights, in or under any Securities unless and except to the extent it has received timely Proper Instruction from the Company in accordance with the next sentence. The Custodian will not be liable for any untimely exercise of any right or power in connection with Securities at any time held by the Custodian, its agents or Sub-Custodian unless:

(i)	the Custodian has received Proper Instructions with regard to the exercise of any such right or power; and

(ii)	the Custodian, or its agents or Sub-Custodian are in actual possession of such Securities,

in each case, at least three (3) Business Days prior to the date on which such right or power is to be exercised. It will be the responsibility of the Company to notify the Custodian of the Person to whom such communications must be forwarded under this Section.

3.12       Records. The Custodian shall create and maintain complete records relating to its activities under this Agreement with respect to the Securities, cash or other property held for the Company under this Agreement. As it relates to Loans held by the Company and to the extent such information is provided by the Company or directly by an agent bank per the Company’s instruction, such records shall identify the Loans that have been purchased and sold and for each Loan the scheduled principal and interest payments, any payment in kind transactions, paydowns, restructures and any other transaction impacting the outstanding notional amount held by the Company. All such records shall be the property the Company and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Company, upon reasonable request and at least five Business Days’ prior written notice and at the Company’s expense. The Custodian shall, at the Company’s request, supply the Company with a tabulation of securities owned by the Company and held by the Custodian and shall, when requested to do so by the Company and for such compensation as shall be agreed upon between the Company and the Custodian, include, to the extent applicable, the certificate numbers in such tabulations, to the extent such information is available to the Custodian.

3.13       Custody of Subsidiary Securities.

(a)	At the request of the Company, with respect to each Subsidiary identified to the Custodian by the Company, there shall be established at the Custodian a segregated account to which the Custodian shall deposit and hold any Subsidiary Securities (other than Loans) received by it (and any Proceeds received by it in the form of dividends in kind) pursuant to this Agreement, which account shall be designated the “[INSERT NAME OF SUBSIDIARY] Securities Account” (the “Subsidiary Securities Account”).

(b)	At the request of the Company, with respect to each Subsidiary identified to the Custodian by the Company, there shall be established at the Custodian segregated accounts to which the Custodian shall deposit and hold any cash Proceeds received by it from time to time from or with respect to Subsidiary Securities, which accounts shall be designated the “[INSERT NAME OF SUBSIDIARY] Cash Principal Proceeds Account” and “[INSERT NAME OF SUBSIDIARY] Cash Interest Proceeds Account” (together, the “Subsidiary Cash Accounts”).

(c)	To the maximum extent possible, the provisions of this Agreement regarding Securities of the Company, the Securities Account and the Cash Account shall be applicable to any Subsidiary Securities, cash and other investment assets, Subsidiary Securities Account and Subsidiary Cash Accounts, respectively. The parties hereto agree that the Company shall notify the Custodian in writing as to the establishment of any Subsidiary as to which the Custodian is to serve as custodian pursuant to the terms of this Agreement; and identify in writing any accounts the Custodian shall be required to establish for such Subsidiary as herein provided.

3.14       Responsibility for Property Held by Sub-Custodians.

(a)	In its discretion, the Custodian may appoint one or more Sub-Custodians to establish and maintain arrangements with (i) Eligible Securities Depositories or (ii) Eligible Foreign Custodians that are members of the Sub-Custodian’s network to hold Securities and cash of the Company and to carry out such other provisions of this Agreement as it may determine.

(b)	If, after the initial appointment of Sub-Custodians by the Board of Trustees in connection with this Agreement, the Custodian wishes to appoint other Sub-Custodians to hold property of the Company, it will so notify the Company and make the necessary determinations as to any such new Sub-Custodian’s eligibility under Rule 17f-5 under the 1940 Act.

(c)	In performing its delegated responsibilities as foreign custody manager to place or maintain the Company’s assets with a Sub-Custodian, the Custodian will determine that the Company’s assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Company’s assets will be held by that Sub-Custodian, after considering all factors relevant to safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(d)	The agreement between the Custodian and each Sub-Custodian acting hereunder shall contain the required provisions set forth in Rule 17f-5(c)(2) under the 1940 Act.

(e)	At the end of each calendar quarter after the date of this Agreement, the Custodian shall provide written reports notifying the Board of Trustees of the Company of the withdrawal or placement of the Securities and cash of the Company with a Sub-Custodian and of any material changes in the Company’s arrangements. Such reports shall include an analysis of the custody risks associated with maintaining assets with any Eligible Securities Depositories. The Custodian shall promptly take such steps as may be required to withdraw assets of the Company from any Sub-Custodian arrangement that has ceased to meet the requirements of Rule 17f-5 or Rule 17f-7 under the 1940 Act, as applicable.

(f)	With respect to its responsibilities under this Section 3.14, the Custodian hereby warrants to the Company that it agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of property of the Company. The Custodian further warrants that the Company’s assets will be subject to reasonable care if maintained with a Sub-Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation: (i) the Sub-Custodian’s practices, procedures, and internal controls for certificated securities (if applicable), its method of keeping custodial records, and its security and data protection practices; (ii) whether the Sub-Custodian has the requisite financial strength to provide reasonable care for Company assets; (iii) the Sub-Custodian’s general reputation and standing and, in the case of a Securities Depository, the Securities Depository’s operating history and number of participants; and (iv) whether the Company will have jurisdiction over and be able to enforce judgments against the Sub-Custodian, such as by virtue of the existence of any offices of the Sub-Custodian in the United States or the Sub-Custodian’s consent to service of process in the United States.

(g)	The Custodian shall establish a system or ensure that its Sub-Custodian has established a system to monitor on a continuing basis (i) the appropriateness of maintaining the Company’s assets with a Sub-Custodian or Eligible Foreign Custodians who are members of a Sub-Custodian’s network; (ii) the performance of the contract governing the Company’s arrangements with such Sub-Custodian or Eligible Foreign Custodian’s members of a Sub-Custodian’s network; and (iii) the custody risks of maintaining assets with an Eligible Securities Depository. The Custodian must promptly notify the Company or its Investment Manager of any material change in these risks.

(h)	The Custodian shall use commercially reasonable efforts to collect all income and other payments with respect to Foreign Securities to which the Company shall be entitled and shall credit such income, to the extent collected by the Custodian, to the Company. In the event that extraordinary measures are required to collect such income, the Company and Custodian shall consult as to the measurers and as to the compensation and expenses of the Custodian relating to such measures.

(i)	The Custodian shall (x) bear the expense of, and (y) be fully responsible for the actions or omission of, any affiliated Sub-Custodian to same extent as if such actions had been taken by the Custodian. The Custodian shall not have liability for the actions or omission of any non-affiliated Sub-Custodian to the extent the appointment and oversight of such Sub-Custodian was conducted consistent with this Section 3.14.

3A.	DUTIES OF DOCUMENT CUSTODIAN

(a)	With respect to Loans, Required Loan Documents and other Underlying Loan Documents shall be delivered to the Custodian in its role as, and at the address identified for, the Document Custodian. All Required Loan Documents shall be held in safekeeping by the Document Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify them as the property of the Company.

(b)	In connection with its acquisition of a Loan or other delivery of a Security constituting a Loan, the Company shall deliver or cause to be delivered to the Document Custodian the Required Loan Documents, including the Loan Checklist.

(c)	The Document Custodian shall release and ship for delivery, or direct its agents or Sub-Custodian to release and ship for delivery, as the case may be, Required Loan Documents (or other Underlying Loan Documents) of the Company held by the Document Custodian, its agents or its Sub-Custodian from time to time upon receipt of a Request for Release (which shall, among other things, specify the Required Loan Documents (or other Underlying Loan Documents) to be released, with such delivery and other information as may be necessary to enable the Document Custodian to perform (including the delivery method). Any request for release by the Company shall be in the form of the Request for Release. The Company is authorized to transmit and the Document Custodian is authorized to accept signed facsimile or email copies of Requests for Release submitted in the form attached hereto ad Exhibit A (or as otherwise agreed between the Document Custodian and the Company.

(d)	For the avoidance of doubt, the Document Custodian shall have no obligation to review or monitor any Required Loan Documents or other Underlying Loan Documents but shall only be required to hold those Required Loan Documents or other Underlying Loan Documents received by it in accordance with this Agreement. All rights, protections, indemnities, immunities and limitations of liabilities provided in this Agreement in favor of the Custodian under this Agreement shall also apply to the Document Custodian.

4.	REPORTING

4.1         If requested by the Company, the Custodian shall render to the Company a monthly report of (i) all deposits to and withdrawals from the Cash Account during the month, and the outstanding balance (as of the last day of the preceding monthly report and as of the last day of the subject month) and (ii) an itemized statement of the Securities held pursuant to this Agreement as of the end of each month, as well as a list of all Securities transactions that remain unsettled at that time, and (iii) such other matters as the parties may agree from time to time.

4.2         For each Business Day, the Custodian shall render to the Company a daily report of (i) all deposits to and withdrawals from the Cash Account for such Business Day and the outstanding balance as of the end of such Business Day, (ii) a report of settled trades of Securities for such Business Day, and (iii) a report of all Securities (inclusive of Loans) positions as of the end of the prior Business Day.

4.3         The Custodian shall have no duty or obligation to undertake any market valuation of the Securities under any circumstance.

4.4         The Custodian shall provide the Company with such reports as are reasonably available to it and as the Company may reasonably request from time to time, on the internal accounting controls and procedures for safeguarding securities, which are employed by the Custodian.

5.	DEPOSIT IN U.S. SECURITIES SYSTEMS

The Custodian may deposit and/or maintain Securities in a Securities System within the United States in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, including Rule 17f-4 under the 1940 Act, and subject to the following provisions:

(a)	The Custodian may keep domestic Securities in a U.S. Securities System provided that such Securities are represented in an account of the Custodian in the U.S. Securities System which shall not include any assets of the Custodian other than assets held by it as a fiduciary, custodian or otherwise for customers;

(b)	The records of the Custodian with respect to Securities which are maintained in a U.S. Securities System shall identify by book-entry those Securities belonging to the Company;

(c)	If requested by the Company, the Custodian shall provide to the Company copies of all notices received from the U.S. Securities System of transfers of Securities for the account of the Company; and

(d)	Anything to the contrary in this Agreement notwithstanding, the Custodian shall not be liable to the Company for any direct loss, damage, cost, expense, liability or claim to the Company resulting from use of any Securities System.

6.	RESERVED

7.	CERTAIN GENERAL TERMS

7.1         No Duty to Examine Financing Documents. Nothing herein shall obligate the Custodian to review or examine the terms of any Financing Document, underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note, or other financing document evidencing or governing any Security to determine the validity, sufficiency, marketability or enforceability of any Security (and shall have no responsibility for the genuineness or completeness thereof), or otherwise.

7.2         Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Company and any information contained in the books or records of the Company, the Company shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

7.3         Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines (at its sole option) to be contrary to the terms of this Agreement or applicable law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

7.4         Proper Instructions.

(a)	The Company will give written notice to the Custodian, in form acceptable to the Custodian, specifying the names and specimen signatures (whether manual, facsimile, pdf or other electronic signature) of persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each is an “Authorized Person”) which notice shall be signed (whether manual, facsimile, pdf or other electronic signature) by an Authorized Person previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives written notice from an Authorized Person of the Company to the contrary. The initial Authorized Persons are set forth on Schedule A attached hereto and made a part hereof (as such Schedule A may be modified from time to time by written notice from the Company to the Custodian). The Custodian shall be entitled to accept and act upon Proper Instructions sent by unsecured email, facsimile transmission or other similar unsecured electronic methods. If such person on behalf of the Company (or the Investment Manager on its behalf) elects to give the Custodian email or facsimile instructions (or instructions by a similar electronic method) and the Custodian in its discretion elects to act upon such instructions, the Custodian’s reasonable understanding of such instructions shall be deemed controlling. The Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Custodian’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Custodian, including without limitation the risk of the Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances. The Company hereby authorizes and directs the Custodian to accept, rely and act upon instruction from the Investment Manager, acting on behalf and in the name of the Company for all purposes hereunder, and the Custodian is authorized to recognize and act upon the instruction of the Investment Manager, acting alone, on behalf and in the stead of the Company for all purposes hereunder; provided that such authorization and direction may be revoked at any time by an Authorized Person who is an officer of the Company.

(b)	The Custodian shall have no responsibility or liability to the Company (or any other person or entity), and shall be indemnified and held harmless by the Company, in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with applicable law or regulations, local market practice or the Custodian’s operating policies and practices. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions.

(c)	The Company hereby authorizes the Custodian to accept, rely and act upon Proper Instructions from the Investment Manager acting on behalf and in the name of the Company for all purposes hereunder, and the Custodian is authorized to recognize and act upon the Proper Instructions of the Investment Manager, acting alone, on behalf and in the stead of the Company for all purposes hereunder (and each reference in this Agreement to the Company shall be deemed to include and to apply to the Investment Manager).

(d)	The Company hereby directs the Custodian to accept instructions sent pursuant to secure financial messaging services provided by SWIFT (“SWIFT Transmissions”) as Proper Instructions for all purposes hereunder. The Company instructs the Custodian to accept and process SWIFT Transmissions initiated by the Company (or the Advisor on its behalf) to the same extent that written wire transfer instructions are accepted and processed by the Custodian. The Custodian may conclusively rely on SWIFT Transmissions to release payments as instructed, subject to any verification of information as requested by the Custodian, including the call back process to an individual designated by the Company as authorized to provide such verification. The Custodian may also request, and the Company will provide, an additional signed direction (whether by manual, facsimile, .pdf or other electronic signature) in order for the Custodian to make such payment in connection with any SWIFT Transmission. For purposes of compliance with any incumbency certificate of the Company, all instructions received by the Custodian through the methodology described herein shall be deemed in compliance with the procedures outlined therein (to the extent applicable).

7.5         Actions Permitted Without Express Authority. The Custodian may, at its discretion, without express authority from the Company:

(a)	make payments to itself as described in or pursuant to Section 3.9(b), or to make payments to itself or others for expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Company;

(b)	surrender Securities in temporary form for Securities in definitive form;

(c)	endorse for collection cheques, drafts and other negotiable instruments; and

(d)	in general, attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Company.

7.6         Evidence of Authority. The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed (whether manual, facsimile, pdf or other electronic signature) or otherwise given by or on behalf of the Company by an Authorized Person. The Custodian may receive and accept a certificate signed (whether manual, facsimile, pdf or other electronic signature) by any Authorized Person as conclusive evidence of:

(a)          the authority of any person to act in accordance with such certificate; or

(b)         any determination or of any action by the Company as described in such certificate,

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Company.

7.7         Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m., Eastern time (or such other time as is agreed by the Company and the Custodian from time to time), on a Business Day will be deemed to have been received on the next Business Day (but in the case of communications so received after 3:30 p.m., Eastern time, on a Business Day, the Custodian will use reasonable efforts to process such communications as soon as possible after receipt).

7.8         Actions on the Loans. The Custodian shall have no duty or obligation hereunder to take any action on behalf of the Company, to communicate on behalf of the Company, to collect amounts or proceeds in respect of, or otherwise to interact or exercise rights or remedies on behalf of the Company, with respect to any of the Loans. All such actions and communications are the responsibility of the Company.

8.	COMPENSATION OF CUSTODIAN

8.1         Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of that certain fee letter dated as September 17, 2021, between the Company and the Custodian (or the Investment Manager on its behalf).

8.2         Expenses. The Company agrees to pay or reimburse to the Custodian upon its request from time to time all costs, disbursements, advances, expenses and indemnification amounts (including reasonable and documented out-of-pocket fees and expenses of legal counsel) incurred, and any disbursements and advances made (including any account overdraft resulting from any settlement or assumed settlement, provisional credit, chargeback, returned deposit item, reclaimed payment or claw-back, or the like), in connection with the preparation, execution or enforcement of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement, from time to time (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement). The foregoing shall not include any legal counsel expenses in preparation for or otherwise associated with potential litigation, arbitration, claims or other disputes against the Company or any of its affiliates in relation to this Agreement, other than as permitted under Section 9.4.

9.	RESPONSIBILITY OF CUSTODIAN

9.1         General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Securities or Proceeds except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

9.2         Instructions.

(a)	The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Company as it reasonably deems necessary, and shall be entitled to require, upon notice to the Company, that Proper Instructions to it be in writing. The Custodian shall have no liability for any action (or forbearance from action) taken pursuant to the Proper Instruction of the Company.

(b)	Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable terms of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian, it shall be in form, content and medium reasonably acceptable to it and the Company, and otherwise in accordance with any applicable terms of this Agreement.

9.3         General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Document Custodian and the Custodian of each of their appointments hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)	Each of the Custodian and the Document Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper, electronic communication or document furnished to it (including any of the foregoing provided to it by facsimile or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed (whether manual, facsimile, pdf or other electronic signature), sent or presented by the proper person (which in the case of any instruction from or on behalf of the Company shall be an Authorized Person); and the Custodian and the Document Custodian shall be entitled to presume the genuineness and due authority of any signature (whether manual, facsimile, pdf or other electronic signature) appearing thereon. Neither the Custodian nor the Document Custodian shall be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt, electronic communication or other paper or document.

(b)	Neither the Custodian, the Document Custodian nor any of their directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers or employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, willful misconduct, fraud or bad faith on its part and in breach of the terms of this Agreement. Neither the Custodian nor the Document Custodian shall be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action. Neither the Custodian nor the Document Custodian shall be under any obligation at any time to ascertain whether the Company is in compliance with the 1940 Act, the regulations thereunder, or the Company’s investment objectives and policies then in effect. For avoidance of doubt, the Custodian shall not be under any obligation to determine whether any investment constitutes an Eligible Investment under this Agreement.

(c)	In no event shall any party hereunder be liable for any indirect, incidental, special, punitive or consequential damages (including lost profits or diminution of value), whether or not it has been advised of the likelihood of such damages.

(d)	The Custodian and the Document Custodian may consult with, and obtain advice from, legal counsel reasonably selected with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action reasonably taken, suffered or omitted by the Custodian and/or the Document Custodian in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 8.2 above.

(e)	Neither the Custodian nor the Document Custodian shall be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer working in its Global Corporate Trust group and charged with responsibility for administering this Agreement or unless (and then only to the extent received) in writing by the Custodian or the Document Custodian at the applicable address(es) as set forth in Section 15 hereof and specifically referencing this Agreement.

(f)	No provision of this Agreement shall require either the Custodian or the Document Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian or the Document Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Company or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(g)	The permissive right of the Custodian or the Document Custodian to take any action hereunder shall not be construed as duty.

(h)	All indemnifications contained in this Agreement in favor of the Custodian and the Document Custodian shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian and/or the Document Custodian.

9.4         Indemnification; Custodian’s Lien.

(a)	Indemnification by Company. The Company shall and does hereby indemnify and hold harmless each of the Custodian, the Document Custodian and each of its officers, directors, employees, attorneys, agents, advisors, successors and assigns (collectively, the “Custodian Indemnified Persons” and each a “Custodian Indemnified Person”) for and from any and all costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses), and any and all losses, damages, claims (whether brought by or involving the Company or any third party) and liabilities that may arise, be brought against or incurred by a Custodian Indemnified Person as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Company or any Subsidiary, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s and the Document Custodian’s duties hereunder, the enforcement of any provision of this Agreement or the relationship between the Company (including, for the avoidance of doubt, any Subsidiary) and the Custodian and the Document Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Custodian’s or the Document Custodian’s own action or inaction constituting gross negligence, bad faith, fraud or willful misconduct.

(b)	Indemnification by the Custodian and Document Custodian. Custodian and Document Custodian shall indemnify and hold harmless the Company and each of its officers, directors, employees, attorneys, agents, advisors, successors and assigns (collectively, the “Company Indemnified Persons” and each a “Company Indemnified Person”) for and from any and all costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses), and any and all losses, damages, claims (whether brought by or involving the Custodian, Document Custodian or any third party) and liabilities that may arise, be brought against or incurred by a Company Indemnified Person as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Custodian or Document Custodian, that such Company Indemnified Person may sustain or incur or that may be asserted against such Company Indemnified Person by any person, arising out of any action taken or omitted to be taken by Custodian or Document Custodian as a result of Custodian’s or Document Custodian’s material breach of this Agreement or its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

(c)	The Custodian shall have and is hereby granted a continuing lien upon and security interest in, and right of set-off against, the Account, and any funds (and investments in which such funds may be invested) held therein or credited thereto from time to time, whether now held or hereafter required, and all proceeds thereof, to secure the payment of any amounts that may be owing to the Custodian under or pursuant to the terms of this Agreement, whether now existing or hereafter arising.

9.5         Force Majeure. Without prejudice to the generality of the foregoing, the Custodian and the Document Custodian shall be without liability to the Company for any damage or loss resulting from or caused by events or circumstances beyond the Custodian’s and the Document Custodian’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Company (including any Authorized Person) in its instructions to the Custodian or the Document Custodian; or changes in applicable law, regulation or orders.

9.6         Cooperation. The Custodian shall reasonably cooperate with and supply such information in its possession, pertaining to the services under this agreement and permitted by applicable law and regulation, to the entity or entities appointed by the Company (including accountants) as instructed by the Company pursuant to Proper Instructions.

9.7         Security Codes. If the Custodian issues to the Company security codes, passwords or test keys in order that it may verify that certain transmissions of information, including Proper Instructions, have been originated by the Company, the Company shall take all commercially reasonable steps to safeguard any security codes, passwords, test keys or other security devices which the Custodian shall make available.

10.	TAX LAW

10.1       Domestic Tax Law. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Company or the Custodian as custodian of the Securities or the Proceeds, by the tax law of the United States or any state or political subdivision thereof. The Custodian shall be kept indemnified by and be without liability to the Company for such obligations including taxes, (but excluding any income taxes assessable in respect of compensation paid to the Custodian pursuant to this Agreement) withholding, certification and reporting requirements, claims for exemption or refund, additions for late payment interest, penalties and other expenses (including legal expenses) that may be assessed against the Company, or the Custodian as custodian of the Securities or Proceeds.

10.2       Foreign Tax Law. It shall be the responsibility of the Company to notify the Custodian of the obligations imposed on the Company, or the Custodian as custodian of any foreign securities or related Proceeds, by the tax law of foreign (e.g., non-U.S.) jurisdictions, including responsibility for withholding and other taxes, assessments or other government charges, certifications and government reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to cooperate with the Company with respect to any claims for exemption or refund under the tax law of the jurisdictions for which the Company has provided such information.

11.	PROPRIETARY AND CONFIDENTIAL INFORMATION

11.1     The Custodian (including in its capacity as Document Custodian) agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder and to cause any Sub-Custodian utilized by it to agree to all of the foregoing, except the Custodian and the Document Custodian may disclose such information (x) to regulatory authorities having jurisdiction over the Custodian, the Document Custodian or the Company or its affiliates or subsidiaries, as required by law or regulation, provided that the Custodian or Document Custodian will promptly report such disclosure to the Company if disclosure is permitted by applicable law and regulation (y) to the Custodian’s, the Document Custodian’s or the Company’s respective directors, officers, employees, attorneys, accountants, agents or advisors who have a need to know such information in the course of the performance of its duties hereunder or (z) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of the Custodian, the Document Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian or the Document Custodian prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

11.2        Further, the Custodian will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Custodian shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders. In addition, the Custodian has implemented and will maintain an effective information security program reasonably designed to protect information relating to shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Company or any shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request the Custodian shall provide a written description of its Information Security Program to the Company. The Custodian shall notify the Company in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Company (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). The Custodian shall promptly investigate and remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. The Custodian shall bear the cost of the Security Breach if the Custodian is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, the Custodian shall promptly cooperate with the Company and any of its affiliates as well as each of their respective regulators (which shall be done at the Custodian’s expense if the Custodian is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

11.3        The Company agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Custodian, all non-public information relative to the Custodian (including, without limitation, information regarding the Custodian’s pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by the Custodian, which approval shall not be unreasonably withheld and may not be withheld where the Company may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Custodian. Information which has become known to the public through no wrongful act of the Company or any of its employees, agents or representatives, and information that was already in the possession of the Company prior to receipt thereof from the Custodian, shall not be subject to this paragraph.

11.4       Notwithstanding anything herein to the contrary, (i) the Company shall be permitted to disclose the identity of the Custodian as a service provider, redacted copies of this Agreement, and such other information as may be required in the Company’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) upon the Company’s written consent, the Custodian shall be permitted to include the name of the Company in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

12.	EFFECTIVE PERIOD AND TERMINATION

12.1       Effective Date. This Agreement shall become effective as of the date on which the HPS Corporate Lending Fund’s registration statement on Form N-2 is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”). This Agreement shall continue in full force and effect until terminated as hereinafter provided. This Agreement may only be amended by mutual written agreement of the parties hereto. This Agreement may be terminated by the Custodian or the Company pursuant to Section 12.2.

12.2       Termination. This Agreement shall terminate upon the earliest of (a) occurrence of the effective date of termination specified in any written notice of termination given by either party to the other not later than ninety (90) days prior to the effective date of termination specified therein, and (b) such other date of termination as may be mutually agreed upon by the parties in writing.

12.3       Resignation. The Custodian may at any time resign under this Agreement by giving not less than ninety (90) days advance written notice thereof to the Company.

12.4       Successor. If prior to the effective date of termination of this Agreement, or upon the effective date of the resignation or removal of the Custodian, as the case may be, a successor custodian shall have been appointed by the Company, the Custodian shall, upon receipt of Proper Instruction (i) deliver directly to the successor custodian all Securities (other than Securities held in a book-entry system or Securities Depository) and cash then owned by the Company and held by the Custodian as custodian, and (ii) transfer any Securities held in a book-entry system or Securities Depository to an account of or for the benefit of the Company at the successor custodian, provided that the Company shall have paid to the Custodian all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled. In addition, the Custodian shall, at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement (including the Loan Files) in a form reasonably acceptable to the Company (if such form differs from the form in which the Custodian has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor. Upon such delivery and transfer, the Custodian shall be relieved of all obligations under this Agreement. In the absence of a material breach of this agreement by the Company and unless continued services under this Agreement would cause the Custodian or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, the Company shall be entitled to request, and the Custodian shall furnish in response to such request, the services contemplated herein for three (3) months following the termination of the agreement provided that the Custodian shall remain entitled to fees, expenses and indemnities provided in Sections 8.1, 8.2 and 9.4 herein in order to allow for a smooth transition.

12.5       Payment of Fees, etc. Upon termination of this Agreement or resignation of the Custodian, the Company shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be). All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

12.6       Final Report. In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Company a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

13.	REPRESENTATIONS AND WARRANTIES

13.1        Representations of the Company. The Company represents and warrants to the Custodian that:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement, and it has duly authorized, executed and delivered this Agreement so as to constitute its valid and binding obligation;

(b)	in giving any instructions which purport to be “Proper Instructions” under this Agreement, the Company will act in accordance with the provisions of its memorandum and articles of association, applicable operational documents and any applicable laws and regulations.

(c)	(i) the Company is not a Plan-Assets Vehicle (as defined below); (ii) the Company is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) either (A) the aggregate interest in any class of equity interests by any benefit plan investors (as such term is interpreted under ERISA) for whose benefit or account the Accounts for such Company is held does not equal or exceed 25% of the outstanding interests (as determined for purposes of Section 3(42) of ERISA and 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA)) or (B) each and every Company interest held by a benefit plan investor is a “publicly-offered security” within the meaning of 29 C.F.R. § 2510.3-101(b)(2); and (iv) neither the portfolio of the Securities or the Accounts for such Company is deemed to be assets of an employee benefit plan which is subject to ERISA. If for any reason the Company breaches or otherwise fails to comply with any of the foregoing representations, warranties, or covenants, then (i) the Custodian’s duties hereunder with respect to such Company terminates immediately upon such breach, regardless of whether the Custodian received notice of such breach or provided notice of termination, (ii) the Company will promptly notify the Custodian of such breach, (iii) the Company acknowledges that the Custodian does not act as investment manager of the Securities or the Accounts and (iv) the Company acknowledges that the Custodian does not provide any services as a “fiduciary” with respect to the Company within the meaning of ERISA §3(21). For purposes herein, “Plan-assets Vehicle” means an investment contract, product, or entity that holds plan assets (as determined pursuant to ERISA §§3(42) and 401 and 29 CFR §2510.3-101.

13.2        Representations of the Custodian. The Custodian hereby represents and warrants to the Company that:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement;

(b)	it has duly authorized, executed and delivered this Agreement so as to constitute its valid and binding obligations;

(c)	it is qualified to act as a custodian pursuant to Section 26(a)(1) of the 1940 Act and is a “U.S. Bank” as defined in section (a)(7) of Rule 17f-5; and

(d)	that it maintains business continuity policies and standards that include data file backup and recovery procedures that comply with all applicable regulatory requirements.

14.	PARTIES IN INTEREST; NO THIRD PARTY BENEFIT

This Agreement is not intended for, and shall not be construed to be intended for, the benefit of any third parties and may not be relied upon or enforced by any third parties (other than successors and permitted assigns pursuant to Section 19).

15.	NOTICES

Any Proper Instructions shall be given to the following address (or such other address as either party may designate by written notice to the other party), and otherwise any notices, approvals and other communications hereunder shall be sufficient if made in writing and given to the parties at the following address (or such other address as either of them may subsequently designate by notice to the other), given by (i) certified or registered mail, postage prepaid, (ii) recognized courier or delivery service, (iii) electronic mail or (iv) confirmed facsimile, with a duplicate sent on the same day by first class mail, postage prepaid:

(a)	if to the Company or any Subsidiary, to

HPS Corporate Lending Fund

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attention: James Varley

Email: james.varley@hpspartners.com

Telephone: (212) 287-4920

(b)	if to the Custodian, to

U.S. Bank National Association

Global Corporate Trust

8 Greenway Plz Ste 1100

Houston, TX 77046-0892

Attention:

Reference: HPS Corporate Lending Fund

Email:

Telephone:

(c)	if to the Document Custodian, to:

U.S. Bank National Association

1719 Otis Way

Florence, SC 29501

Mail Code: EX-SC-FLOR

Ref: HPS Corporate Lending Fund

Email: steven.garrett@usbank.com

16.	CHOICE OF LAW AND JURISDICTION

This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with and governed by the laws of the State of New York for all purposes (without regard to its choice of law provisions); except to the extent such laws are inconsistent with federal securities laws, including the 1940 Act, in which case such federal securities laws shall govern. All actions and proceedings relating to or arising from, directly or indirectly, this Agreement may be brought in New York State or U.S. federal courts located within the City of New York, State of New York and the Company and the Custodian hereby submit to personal jurisdiction of such courts for such actions or proceedings. The Company and the Custodian each hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury and any objection to laying of venue in such courts on grounds of forum nonconveniens in respect of any claim based upon, arising out of or in connection with this Agreement. No actions or proceedings relating to or arising from, directly or indirectly, this Agreement shall be brought in a forum outside of the United States of America.

17.	ENTIRE AGREEMENT; COUNTERPARTS

17.1       Complete Agreement. This Agreement constitutes the complete and exclusive agreement of the parties with regard to the matters addressed herein and supersedes and terminates as of the date hereof, all prior agreements, acknowledgements or understandings, oral or written between the parties to this Agreement relating to such matters.

17.2       Counterparts. This Agreement may be executed (whether manual, facsimile, pdf or other electronic signature) in any number of counterparts and all counterparts taken together shall constitute one and the same instrument.

17.3       Facsimile and Electronic Signatures. The exchange of copies of this Agreement and of signature pages by facsimile, pdf or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes. By executing this Agreement, the Company hereby acknowledges and agrees, and directs the Custodian to acknowledge and agree and the Custodian does hereby acknowledge and agree, that execution of this Agreement, any Proper Instructions and any other notice, form or other document executed by the Company or the Custodian in connection with this Agreement, by electronic signature (including, without limitation, any .pdf file, .jpeg file or any other electronic or image file, or any other “electronic signature” as defined under E-SIGN or ESRA, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Custodian) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be an Authorized Person shall be considered signed or executed by such Authorized Person on behalf of the Company. The Company also hereby acknowledges that the Custodian shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

18.	AMENDMENT; WAIVER

18.1       Amendment. This Agreement may not be amended except by an express written instrument duly executed by each of the Company and the Custodian.

18.2       Waiver. In no instance shall any delay or failure to act be deemed to be or effective as a waiver of any right, power or term hereunder, unless and except to the extent such waiver is set forth in an express written instrument signed by the party against whom it is to be charged.

19.	SUCCESSOR AND ASSIGNS

19.1       Successors Bound. The covenants and agreements set forth herein shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns. Neither party shall be permitted to assign their rights under this Agreement without the written consent of the other party; provided, however, that the foregoing shall not limit the ability of the Custodian to delegate certain duties or services to or perform them through agents or attorneys appointed with due care as expressly provided in this Agreement.

19.2       Merger and Consolidation. Any corporation or association into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation or association to which the Custodian transfers all or substantially all of its corporate trust business, shall be the successor of the Custodian hereunder, and shall succeed to all of the rights, powers and duties of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

20.	SEVERABILITY

The terms of this Agreement are hereby declared to be severable, such that if any term hereof is determined to be invalid or unenforceable, such determination shall not affect the remaining terms.

21.	REQUEST FOR INSTRUCTIONS

If, in performing its duties under this Agreement, the Custodian is required to decide between alternative courses of action, the Custodian may (but shall not be obliged to) request written instructions from the Company as to the course of action desired by it. If the Custodian does not receive such instructions within two (2) Business Days after it has requested them, the Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Custodian shall act in accordance with instructions received from the Company in response to such request after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

22.	OTHER BUSINESS

Nothing herein shall prevent the Custodian or any of its affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with, or receiving fees from or from rendering services of any kind to the Company or any other Person. Nothing contained in this Agreement shall constitute the Company and/or the Custodian (and/or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business or similar assignment as a result of or by virtue of the engagement or relationship established by this Agreement.

23.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further production shall likewise be admissible in evidence.

24.	MISCELLANEOUS

The Company acknowledges receipt of the following notice:

“ IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Custodian will ask for documentation to verify its formation and existence as a legal entity. The Custodian may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.”

[PAGE INTENTIONALLY ENDS HERE. SIGNATURES APPEAR ON NEXT PAGE.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by a duly authorized officer, intending the same to take effect as of the date first written above.

HPS CORPORATE LENDING FUND

By:	/s/ Dohyun (Doris) Lee-Silvestri
Name: Dohyun (Doris) Lee-Silvestri
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ Elaine Mah
Name: Elaine Mah
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Document Custodian

By:	/s/ Kenneth Brandt
Name: Kenneth Brandt
Title: Vice President

Signature Page to Custody Agreement

SCHEDULE A

Any of the following persons (each acting singly) shall be an Authorized Person (as this list may subsequently be modified by the Company from time to time by written notice to the Custodian):

NAME	TITLE	SPECIMEN SIGNATURE	EMAIL	TELEPHONE

EXHIBIT A

REQUEST FOR RELEASE

Request for Release of Documents

U.S. Bank Global Corporate Trust Services 1719 Otis Way Florence, South Carolina 29501 Ref: _____________	Attention: Document Custody Services Receiving Unit Email: dcs@usbank.com Fax: (651) 695-6100 or (651) 695-6101

RE: Custody Agreement, dated as of _______________ __, 20[__] (the “Custody Agreement”) between ____________, (the “Company”) and U.S. Bank National Association, as custodian and document custodian (the “Document Custodian”)

Pursuant to Section 6 of the Custody Agreement, we request the release of the Collateral Files relating to the Collateral listed on the attached Excel spreadsheet for the reason indicated below:

Reason for Requesting Documents (Check One):

1) Collateral Paid in Full
2) Collateral being Substituted
3) Collateral being Liquidated by Company
4) Other- Description Needed Below

Company:
Authorized Representative:
Name (Printed):
Title (Printed):
Date:
Phone:

File Delivery Instructions – Address Needed

Upon Completion of Request, for Release, please scan and email the request to the appropriate DCS Vault Location.
If applicable, please indicate if the request is a “Rush” in the subject line. Please fax the form if you do not have access to email.

Florence:	dcsflorencescreleases@usbank.com
Frederick:	electronic.release.requests@usbank.com
Jacksonville:	dcsctsjacksonville.requests@usbank.com
Saint Paul:	dcs@usbank.com
St. Petersburg:	documentcustody.stpete@usbank.com
Rocklin:	dcs-rocklin@usbank.com
Tempe:	tempe.dcs.request@usbank.com